Exhibit 10.30

Signature Version

FOURTH AMENDMENT AGREEMENT (hereinafter, the “Fourth Agreement”) dated September 30, 2022, entered into by:

(1) Genaro Levinson Marcovich (“GLM”), Hana Krinitzky Melamed (“HKM”), Dan Levinson Krinitzky (“DLK”), Roberto Joab Levinson Krinitzky (“RLK”) and Joseph Levinson Krinitzky (“JLK”, and together with GLM, HKM, DLK and RLK, the “Sellers” and each, a “Seller”), as sellers;

(2) Grupo Salud Auna México, S.A. de C.V. (“Auna México” or the “Buyer”) and Jesús Antonio Zamora León (together with Auna México, the “Buyers”), as buyers; and

(3) Hospital y Clínica OCA, S.A. de C.V. (“Hospital y Clínica OCA”), DRJ Inmuebles, S.A. de C.V. (“DRJ Inmuebles”), Inmuebles JRD 2000, S.A. de C.V. (“Inmuebles JRD 2000”) and Tovleja HG, S.A. de C.V. (“Tovleja HG”, and together with Hospital y Clínica OCA, DRJ Inmuebles e Inmuebles JRD 2000, the “Companies”).

The Buyers, the Sellers and the Companies shall jointly be referred to as the “Parties”, and each individually as a “Party”.

BACKGROUND

I. On February 21, 2022, the Parties entered into a contract for sale of shares by virtue of which, among other things, the Sellers, as applicable, agreed to sell the shares representing 100% (one hundred percent) of the outstanding share capital of the Companies and, in turn, the Buyers agreed to acquire from the Sellers all such Shares (hereinafter, the “Original Contract of Sale”).

II. On June 30, 2022, the Parties entered into an agreement amending the Original Contract of Sale, by virtue of which the parties agreed, among other things, to modify (i) the Closing Date provided for in Section 4.04 and (ii) modify the Deadline provided for in subsection (c) of Clause 5.03 of the Original Contract of Sale (hereinafter, the “First Amendment Agreement”).

III. On August 24, 2022, the Parties entered into a second agreement amending the Original Contract of Sale, by virtue of which the parties agreed, among other things, (i) to grant a deposit by the Buyer in favor of the Sellers to be applied to the Estimated Purchase Price on the Closing Date in lieu of the Letter of Credit, (ii) to modify the Closing Date provided for in Section 4.04 and (iii) to modify the Deadline provided for in subsection (c) of Clause 5.03 of the Original Contract of Sale (hereinafter, the “Second Amendment Agreement” and the Second Amendment Agreement together with the First Amendment Agreement and the Original Contract of Sale, the “Contract of Sale”).

IV. On September 22, 2022, the Parties entered into a third agreement amending the Original Contract of Sale, by virtue of which the parties agreed, among other things, (i) to delete the provisions related to the Guarantee Agreement, and (ii) to modify the payment date of the Estimated Purchase Price in order to establish two payment dates (hereinafter, the “Third Amendment Agreement” and, together with the Original Contract of Sale, the First Amendment Agreement and the Second Amendment Agreement, the “Contract of Sale”).

V. The Parties wish to enter into this Fourth Agreement in order to modify the Contract of Sale in the terms described below.

STATEMENTS

I.	The Parties mutually acknowledge the capacity with which they appear to enter into this Fourth Agreement.

II.	It is the will of the Parties to enter into this Fourth Agreement and be bound by the terms thereof.

III.

Each of the Parties assumes and declares the terms of their respective statements, made in accordance with the Contract of Sale (amended in accordance with this Fourth Agreement), which are held to be incorporated by reference to this instrument and are confirmed and ratified by each of said parties in their entirety.

By virtue of the foregoing Statements, it is the will of the Parties to enter into this Fourth Agreement for the purpose of which they grant, by mutual agreement, the following:

CLAUSES

CLAUSE I. Definitions. Capitalized terms used in this Fourth Agreement shall have the same meaning attributed to them in the Contract of Sale (as amended pursuant to this Fourth Agreement), unless otherwise defined in this Fourth Agreement.

CLAUSE II. Amendments to the Contract of Sale.

2.01 The Parties hereby agree to amend subsection (b) of Section 4.01 of the Contract of Sale to read as follows:

“(b) The Estimated Purchase Price shall be paid by the Buyers to each of the Sellers in immediately available funds, in the bank accounts of the Sellers and in the proportion indicated in Annex B of this Contract and in accordance with the following:

(1)

on the Closing Date, the amount equal to the Estimated Purchase Price (the “First Payment”), less (i) the Deferred Payment (as such term is defined in subsection (2) below), and (ii) the amount of USD 27,000,000.00 (twenty-seven million dollars, legal tender of the United States of America) (the “Second Payment”);

(2)

on the date that is 12 (twelve) months after the Closing Date, the amount of USD 20,000,000.00 (twenty million dollars, legal tender of the United States of America) (the “Deferred Payment”). The amount of the Deferred Payment will generate interest from the Closing Date until the date on which the Deferred Payment is actually paid, during each Interest Period, payable on each Interest Payment Date, in terms of the promissory note that is signed on the Closing Date by Aúna México in favor of the Representative of the Sellers, at an annual interest rate equal to the TIIE Rate applicable to each Interest Period plus the Applicable Margin (as such term is defined in the corresponding promissory note). The promissory note will be returned to Auna Mexico upon payment of the Deferred Payment.

(3)

on the date that is 450 (four hundred fifty) calendar days after the Closing Date (the “Second Payment Date”), the Second Payment plus the Ordinary Interest (as such term is defined in subsection (4) below). In the event that on the Second Payment Date there is a claim pending resolution under the terms of Article Eight of this Agreement and until any and all claims pending resolution under the terms of said Article Eight are finally resolved and therefore there is no claim pending resolution, the Sellers agree and irrevocably authorize the Buyers to withhold from the Second Payment only an amount equivalent (to the extent the Second Payment reaches) to the sum of all amounts subject matter of the claim. The amount not withheld in the event that the claims are for an amount less than the Second Payment plus the Ordinary Interest will be delivered to the Representative of the Sellers on the Date of the Second Payment. Amounts that continue to be withheld after the Second Payment Date will be subject to the provisions of subsection (4) below. As a result of the foregoing, the Parties agree that in the event of any compensation of amounts in terms of the provisions of this Clause and Article Eight, the payment of the Cause for Indemnification will be considered as a Final Purchase Price adjustment.

(4)

Auna Mexico will sign and deliver on the Closing Date a promissory note endorsed by Aúna, S.A.A] and Hospital y Clínica Oca as an Affiliate of the Buyers as of the Closing Date, in favor of the Representative of the Sellers for the amount equivalent to the Second Payment. The Second Payment will accrue interest at an annual fixed rate equivalent to the United States of America Treasury Bills (T-Bills) at 28 days (the “Ordinary Interest”). The promissory note shall be returned to the Buyers against payment of the Second Payment on the Second Payment Date. In the event that on the Second Payment Date the Buyers do not pay the Second Payment, the Buyers undertake to pay default interest on the amount due and not paid from the Second Payment Date until its full payment, at an annual fixed rate equivalent to 10% (the “Default Interest”). The Default Interest shall also apply to any amount withheld by the Buyers in the event that under the terms of Article Eight and 9.04 it is determined that the Buyers were not entitled to withhold any amount whatsoever. In this case, Default Interest will be calculated from the Second Payment Date.

(5)

All interest in accordance with the preceding paragraphs and the promissory note shall be calculated on the basis of a year of 360 (three hundred sixty) calendar days, by the number of calendar days actually elapsed, including the first and last one of the days of the corresponding term, but excluding the day of the payment in question.

(6)

Auna México, Auna, S.A.A. and Hospital y Clínica Oca undertake to sign a new promissory note for the same amount and under the same terms to replace the one referred to in subsection (4) above, which will be canceled and delivered to Auna México upon delivery of said new promissory note to the Representative of the Sellers in any of the following cases:

(i)

in the event that Auna, S.A.A. merges with another company, in which case the subsisting merging company must sign the new promissory note as security and include the same address as established for Auna Mexico in Mexico City, and deliver it to the Representative of the Sellers within 10 (ten) Business Days following the date on which the merger takes effect. Auna, S.A.A. undertakes to give written notice (with email being sufficient) to the Representative of the Sellers in the event that the merger referred to in sub-paragraph (i) above is carried out at least 10 (ten) Business Days in advance of the date on which the merger takes effect.

(ii)

at any time from October 31, 2022, when requested in writing by the Representative of the Sellers (with email being sufficient) to Auna Mexico at least 10 (ten) Business Days prior to the delivery date.

In both cases, the delivery of the new promissory note must be made to the address of the Representative of the Sellers on a business day and hour.

(7)

The Buyers represent and warrant to the Sellers that there is no contract, covenant or any other type of agreement that limits, restricts or in any other way prevents the Buyers or their Affiliates from making the Second Payment under the terms of this Contract and they undertake not to assume any obligation whatsoever, directly or indirectly, that creates a restriction or limitation to make said Second Payment.”

2.02 The Parties hereby agree to amend paragraph (iii), sub-section (b) of Section 4.05 of the Contract of Sale:

‘‘Section 4.05(b)

[…]

(iii) deliver to the Sellers the promissory notes referred to in Section 4.01(b)(2) and 4.01(b)(4).”

CLAUSE III. Ratification of the Terms of the Contract of Sale. The Parties agree and confirm that the only modifications to the Contract of Sale are those set forth in this Fourth Agreement and hereby confirm and ratify all terms and conditions of the Contract of Sale, which continues to be in full force and effect, and which as modified by this Fourth Agreement represents the final and entire agreement of the Parties hereto.

Likewise, the Parties agree that any reference to the “Contract of Sale” refers to the Contract of Sale modified in accordance with this Fourth Agreement.

CLAUSE IV. No Novation. The execution of this Fourth Agreement does not constitute novation, payment, prepayment, fulfillment or termination of any of the obligations of the Parties under the Contract of Sale (amended in accordance with this Fourth Agreement), including its annexes, appendices and modifications.

CLAUSE V. Headings. The headings and subheadings contained in this Fourth Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Fourth Agreement.

CLAUSE VI. Notifications. All notices and other communications to be given pursuant to this Fourth Agreement shall be given to each party to this Fourth Agreement pursuant to the provisions of Section 9.01 of the Contract of Sale (as amended pursuant to this Fourth Agreement).

CLAUSE VII. Illegality of Provisions. In the event that any provision of this Fourth Agreement is deemed illegal, invalid or unenforceable in accordance with any present or future Applicable Law, or if the rights or obligations of any of the Parties in accordance with this Fourth Agreement are significantly or adversely affected by it: (a) such provision shall be completely deleted, (b) this Fourth Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision would have never been part of it, and (c) the remaining provisions of this Fourth Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by deletion thereof.

CLAUSE VIII. Applicable Law; Arbitration.

8.01 This Agreement shall be governed by and construed in accordance with the laws applicable in Mexico.

8.02 The Parties agree and acknowledge that, to resolve any Dispute arising out of or related to this Fourth Agreement, they are subject to the provisions set forth in Section 9.04 of the Contract of Sale.

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IN WITNESS WHEREOF, the Parties sign this Fourth Agreement on the date indicated in the introduction.

THE SELLERS

Genaro Levinson Marcovich

/s/ Genaro Levinson Marcovich

Hana Krinitzky Melamed,

/s/ Hana Krinitzky Melamed

Dan Levinson Krinitzky,

/s/ Dan Levinson Krinitzky

Roberto Joab Levinson Krinitzky

/s/ Roberto Joab Levinson Krinitzky

Joseph Levinson Krinitzky

/s/ Joseph Levinson Krinitzky

[Signature sheet of the Fourth Amendment Agreement to the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Auna México, S.A. de C.V., as buyer, and Hospital y

RM-341048v2 28/Sep.2022

THE BUYER

Grupo Salud Auna México, S.A. de C.V.

By:	/s/ Jesus Antonio Zamora León
Name: Jesus Antonio Zamora León
Title: Legal Representative’

By:	/s/ Jesus Antonio Zamora León
Name: Jesus Antonio Zamora León
Title: In his own right

[Signature sheet of the Fourth Amendment Agreement to the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Auna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG., S.A. de C.V.]

THE COMPANIES

Hospital y Clínica OCA. S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

DRJ Inmuebles, S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

Inmuebles JRD 2000, S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

Tovleja HG, S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

[Signature sheet of the Fourth Amendment Agreement to the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Auna México, S.A. de C.V., as buyer, and Hospital y

RM-341048v2 28/Sep.2022